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                                  EXHIBIT 10(i)

                       MINING LEASE WITH PURCHASE OPTION
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                        MINING LEASE WITH PURCHASE OPTION

        THIS MINING LEASE WITH PURCHASE OPTION ("Agreement") is made effective September 1, 1997 ("Effective Date"), between METALINE CONTACT MINES, a Washington corporation, whose address is 135 E. Cameron Avenue, Kellogg, Idaho 83837 (hereinafter referred to as "MCM CORP"), METALINE CONTACT MINES LLC, a Delaware Limited Liability Company, whose address is 135 E. Cameron Avenue, Kellogg, Idaho 83837 (hereinafter referred to as "MCM LLC") and COMINCO AMERICAN INCORPORATED, a Washington corporation, whose address is 601 West Riverside Avenue, Post Office Box 3087, Spokane, Washington 99220 (hereinafter referred to as "CAI").

                                    RECITALS

A. MCM CORP and the Bunker Hill Company entered into an Exploration and Operating Agreement, dated April 14, 1976, (hereinafter the "1976 Agreement") regarding certain of MCM CORP's lands situated in Pend Oreille County, Washington. Subsequently, CAI has acquired the interest held by the Bunker Hill Company in this 1976 Agreement.

B. Prior to the Effective Date of this Agreement, MCM CORP conveyed the surface estate of these lands to MCM LLC, with MCM CORP retaining ownership of the mineral estate.

C. MCM CORP, MCM LLC and CAI have now agreed to revise the 1976 Agreement in its entirety with this Agreement.

D. As such, subject to the terms this Agreement MCM CORP and MCM LLC shall grant to CAI and CAI shall accept a comprehensively revised exclusive lease of this property, together with an exclusive, irrevocable option to purchase a portion of the surface estate of the property.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, it is agreed as follows:

1. Revision of the April 14. 1976 Exploration and Operating Agreement and Relationship of MCM CORP and MCM LLC Pursuant to this Agreement

        1.1 MCM CORP, MCM LLC and CAI mutually agree that as of the Effective Date of this Agreement, the terms of the 1976 Agreement shall be comprehensively revised and superseded in their entirety by the terms of this Agreement. Accordingly, the parties agree that from the Effective Date forward, the rights and obligations of the parties in the described premises shall be determined by this Agreement alone.



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        1.2    MCM CORP and MCM LLC agree that they shall be collectively referred to as "MCM" pursuant to the terms of this Agreement and that for all purposes under this Agreement, whether for rights and obligations contained in this Agreement pertaining to the mineral estate, the surface estate or the combined estates of the described premises, MCM CORP and MCM LLC shall be treated as a single party. Subject to the terms and conditions of this Agreement, MCM CORP and MCM LLC shall enter into such agreements as may be appropriate and necessary to manage their respective rights and obligations.

2.      Grant of Lease

        2.1 MCM does hereby demise, lease and let exclusively unto CAI, its permitted successors and assigns, on the terms and conditions and with the rights and privileges hereinafter set forth, the premises (the Property) described in Exhibit "A", attached hereto and made a part hereof, for the term of this Agreement, reserving to MCM the right to harvest timber on the Property and to occupy the surface of the Property for such other purposes as MCM deems appropriate, so long as such uses do not unreasonably interfere with CAI's rights under this Agreement, except as otherwise hereinafter provided. Subject to the rights reserved to MCM, MCM grants to CAI the exclusive right and privilege to occupy the Property, to prospect for, explore and examine, develop, mine, beneficiate and remove from the Property all Minerals.

                2.1.1 "Property" means the lands and MCM's interests therein described in Exhibit "A". CAI is granted authority to correct the description of the Property, if necessary, subject to the initialed approval of the parties

                2.1.2 Property includes the surface and subsurface of these lands (to the extent MCM has rights in the surface and subsurface), all veins, lodes and all Minerals contained in these lands, all right, title and interest of MCM in and to all options, contracts, easements, licenses, rights-of-way, water rights and other rights, reserved or granted in, on, upon or pertaining to these lands, and all right, title and interest which MCM may acquire pertaining to these lands during the term of this Agreement.

                2.1.3 "Minerals" shall mean all base and precious metals, including without limitation zinc, lead, copper, gold, silver, platinum, antimony, mercury, and all other mineral elements and mineral compounds, mineral substances, metals, ore, and ore-bearing materials, and geothermal resources (except oil, gas, coal, and other hydrocarbons), whether the same are known to exist on the


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                        Property or are after the Effective Date discovered on
                        the Property and regardless of the method of extraction, mining, or processing the same, whether known to exist or invented or developed after the Effective Date.

        2.2 CAI is granted the right to reduce the area of the Property leased pursuant to this Agreement at any time CAI, in its sole and exclusive discretion, desires to do so, by executing and tendering to MCM a good and sufficient Quitclaim Deed or other suitable release document in recordable form for that portion of the Property relinquished. From and after delivery of such Quitclaim Deed or other release document, CAI shall be released and relieved of all further obligations which might otherwise thereafter accrue, applicable to the relinquished portion of the Property. Unless otherwise provided to the contrary, CAI shall not be released or relieved of obligations with respect to the relinquished portion of the Property which accrued prior to such relinquishment.

        2.3 CAI shall be solely responsible for securing all necessary governmental permits and approvals of its operations hereunder and shall conduct its operations in compliance with applicable federal, state and local laws and regulations.

3.      Term

        3.1 Subject to CAI's right of termination contained in Sections 2.2 and 12.2, the term of this Agreement shall be for a period of twenty (20) years commencing on the Effective Date hereof (the Initial Term) and, at the option of CAI, the term of this Agreement may be extended for an additional period of twenty
                (20) years (the Extended Term). CAI shall exercise its option to enter into the Extended Term by providing MCM with written notice thereof at least ninety (90) days prior to the expiration of the Initial Term.

        3.2 If productive mining operations on the Property continue beyond the Extended Term of this Agreement, then this Agreement shall continue in full force and effect for so long as CAI shall conduct reasonable and diligent productive operations on the Property, producing ore-bearing materials in paying quantities, plus a reasonable time for reclamation activities (the Remaining
                Term).

        3.3 Notwithstanding the foregoing, the term of this Agreement shall continue during any temporary shutdown of operations during the Remaining Term. Temporary shutdown of operations shall mean the nonpermanent suspension of exploration, development, mining, milling, and processing operations by CAI, at CAI's sole discretion for any period of time, provided


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                that CAI does not surrender nor otherwise terminate its required regulatory operating permits.

4.      Rental Fee and Advance Royalty

        4.1 Subject to CAI's right of termination contained in Section 12.2, CAI shall pay the Holding Costs, as provided for in Section 6, and the Taxes, as provided for in Section 13, as a Rental Fee. Provided, however, this Rental fee shall be reduced proportionately as the surface acreage of the Property may be modified in accordance with Sections 2.2 and 9.

        4.2 MCM acknowledges and agrees that the Rental Fees specified above paid by CAI constitutes adequate consideration for any delays in the commencement of Commercial Production by CAI. The timing and manner of the conduct of all exploration, development, mining and Commercial Production shall be at the sole discretion of CAI.

        4.3 Commercial Production shall be deemed to have commenced on the date upon which Minerals mined from the Property are first delivered to a purchaser on a commercial basis, or on the date upon which concentrates or other products derived therefrom are first delivered to a purchaser on a commercial basis, whichever date is earlier. Provided, however, deliveries of Minerals, ores, concentrates or other products resulting from pilot or test operations shall not be considered as deliveries on a commercial basis for the purposes of this Agreement.

        4.4 CAI shall pay to MCM as an advance royalty ("Advance Royalty") the following:

                a. The sum of Three Thousand Dollars ($3,000.00) on or before October 1, 1997 and the sum of Three Thousand Dollars ($3,000.00) on or before the beginning of each calendar quarter thereafter until the fifth anniversary of the first Advance Royalty payment;

                b. The sum of Four Thousand Dollars ($4,000.00) on or before October 1 of the fifth anniversary of the first Advance Royalty payment and the sum of Four Thousand Dollars ($4,000.00) on or before the beginning of each calendar quarter thereafter until the tenth anniversary of the first Advance Royalty payment;

                c. The sum of Five Thousand Five Hundred Dollars ($5,500.00) on or before October 1 of the tenth anniversary of the first Advance Royalty payment and the sum of Five Thousand Five Hundred Dollars ($5,500.00) on or before the beginning of each calendar


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                        quarter thereafter until the fifteenth anniversary of
                        the first Advance Royalty payment; and

                d. The sum of Six Thousand Dollars ($6,000.00) on or before October 1 of the fifteenth anniversary of the first Advance Royalty payment and the sum of Six Thousand Dollars ($6,000.00) on or before the beginning of each calendar quarter thereafter.

        4.5 It is expressly understood and agreed that the Advance Royalty payments provided for herein are calculated based upon the total number of acres included within the Property. If this Agreement shall expire or be terminated as to all of the Property, CAI shall be released of all obligations to pay any Advance Royalty payments occurring after the date of such expiration or termination. Further, if CAI shall at any time or from time to time surrender or terminate this Agreement as to any portion or portions of the Property, then any Advance Royalty payments accruing after the effective date of such surrender or termination shall be reduced so that the new amount payable by CAI equals the proportion that MCM's interest in the un-surrendered portion of the Property bears to all of the Property, provided, however, under the circumstances of a partial surrender or termination, this reduction of the amount of the Advance Royalty shall be limited to a maximum reduction of 50% of the amounts described in Sections 4.4 (a), 4.4(b), 4.4(c) or 4.4(d) above, even if the partial surrender or termination exceeds 50% of the Property.

        4.6 All Advance Royalty payments provided for herein and paid by CAI to MCM shall constitute prepayment of, and advances against, the Production Royalty accruing to MCM during the term of this Agreement and CAI may fully recoup and recover all such Advance Royalty payments during the term of this Agreement by crediting the same against, and in reduction of, all Production Royalty payments payable by CAI to MCM under the terms of this Agreement. All such Advance Royalty payments not recouped by CAI during a given year may be carried over for recoupment in subsequent years and no Production Royalty shall be due to MCM until all Advance Royalty payments have been fully recouped.

5.      Work Commitment

        5.1 CAI shall expend a cumulative amount of One Hundred Twenty Five Thousand Dollars ($125,000.00) in Exploration Work prior to the fifth anniversary of the Effective Date of this Agreement. If CAI fails to meet this requirement, then CAI shall have the right to make up any deficiency by making a cash payment to MCM in the amount of the deficiency within sixty (60) days after the fifth anniversary of the Effective Date. The nature of the Exploration Work shall be completely at CAI's discretion and CAI


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                shall have the right to terminate this Agreement prior to the fifth anniversary of the Effective Date without incurring any liability to MCM for the Exploration Work obligation.

                For the purposes of this Section 5.1, the term "Exploration Work" shall mean the cost of work which is directly related to efforts to explore and evaluate the Property including, without limitation, all costs of mapping, sampling, assaying, geophysical work, metallurgical testing, feasibility studies, geochemical analysis, road building, trenching, drilling and drill site preparation, mining claim maintenance fees, taxes and all other project expenditures.

6. Claim Assessment and Fees; Amendments, Relocations, and Patents; Changes in Federal Mining Law

        6.1 Subject to CAI's right of termination contained in Sections 2.2 and 12.2, CAI hereby agrees as follows:

                a. to perform all assessment work required by federal and state laws to hold the unpatented mining claims comprising the Property for each assessment year, as defined by statute, within the period beginning September 1, 1996, and ending upon the date on which this Agreement expires or terminates for any reason;

                b. to pay all holding fees, filing fees and recording fees required to maintain in good standing the unpatented mining claims, mill sites, and tunnel sites comprising the Property (hereinafter "Holding Costs"), as required by federal, state and local laws and regulations, which fees become due within the period beginning September 1, 1996, and ending upon the date on which this Agreement expires or terminates for any reason;

                provided, however, that if CAI terminates this Agreement as to all or any portion of the Property later than one hundred eighty
                (180) days prior to the end of the applicable assessment year, CAI shall be obligated to and, at the request of MCM, shall perform the annual assessment work for that assessment year and/or pay the fees which become due during said assessment year.

        6.2 CAI shall prepare and timely record in the appropriate county recording office and file in the appropriate office of the U.S. Bureau of Land Management an affidavit or other documents complying with the requirements of state and federal laws to maintain in good standing MCM's unpatented mining claims comprising the Property, and shall


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                provide MCM evidence of such timely recordation and filing by providing MCM with photocopies of recorded and filed documents and the receipts therefore.

        6.3 Assessment work to be performed by CAI, if required by federal and state laws, may consist of, but shall not necessarily be limited to, excavation, road building, drill site preparation, drilling, trenching, pitting, geological or other surveys, or other work selected by CAI in its sole discretion provided that the work so performed is of a type customarily accepted as assessment work, and is of the value of at least the amount then required by application of statute or government regulation. So long as CAI complies with the provisions of this Section 6.3, CAI shall not be liable for any loss or encumbrance resulting from decisions of any court or government authority that work performed by CAI as assessment work required hereunder is inadequate for, or does not constitute, the assessment work required to preserve title to the unpatented mining claims.

        6.4 Subject to MCM's consent, which consent shall not unreasonably be withheld, during the term of this Agreement CAI shall have the right (but not the obligation) to amend or relocate any or all of the unpatented mining claims included in the Property, to locate placer claims on ground theretofore covered by lode claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, and to locate any fractions existing on the date of this Agreement or resulting from the location, amendment, or relocation of mining claims or mill sites. CAI shall have the authority to record amendments to the Notice and Memorandum, described in Section
                22.1 of this Agreement, reciting any changes in the description of the Property subject to this Agreement. All such locations, amendments, or relocations shall be made in the name of MCM. At the request of CAI, MCM shall apply for patent for any or all of the unpatented mining claims and mill sites. All expenses authorized by CAI in connection with locating, amending, or relocating mining claims or mill sites or prosecuting patent proceedings shall be borne by CAI. The rights of CAI under this Agreement shall extend to all such locations, amended locations, relocations, and patented mining claims and mill sites. Nothing herein shall obligate CAI to pay any expenses associated with any patent application after termination of this Agreement.

        6.5 If the United States establishes a leasing system or other system or modifies the existing system of tenure for lands or minerals now subject to location under the mining laws, and if the new system gives MCM an election to acquire rights under the new system in exchange for or in modification of MCM's existing rights, CAI may make the election in the name of MCM with respect to any or all of the unpatented claims included


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                in the Property. The rights of CAI under this Agreement shall extend to the lease or other rights granted by the new system.

7.      Production Royalty

        7.1 Subject to CAI's right of termination contained in Sections 2.2 and 12.2 and further subject to the terms of CAI's payment of the Advance Royalties described in Section 4, upon commencement of Commercial Production, CAI shall pay to MCM a production royalty on Minerals produced from the Property and sold by CAI (the "Production Royalty"). The Production Royalty shall be based upon three percent (3%) of the Net Returns, as defined in
                Section 7.3, provided, however, for the first three (3) years after the commencement of Commercial Production the total annual amount of the Production Royalty payable by CAI to MCM shall be a fixed amount of One Hundred Fifty Thousand Dollars ($150,000.00) per year. Notwithstanding the provisions of
                Section 7.2 to the contrary, the first of these three annual fixed Production Royalty payments shall be made on or before thirty (30) days from the date Commercial Production commences and the subsequent annual payments shall be made on or before the anniversary date of the first payment.

        7.2 Subject to delays in settlement, CAI shall pay to MCM on or before thirty (30) days from the last day of each calendar quarter a Production Royalty at the rate described above of the Net Returns received by CAI during the preceding calendar quarter from the sale or disposition of Minerals, ores and concentrates produced from the Property. The Production Royalty shall be payable and delivered to MCM at the address described in this Agreement. Production Royalty payments shall be accompanied by a statement showing in reasonable detail the computation and derivation of such payments and the credits and deductions to which CAI is entitled.

        7.3 "Net Returns" means the amount actually received by CAI from the purchaser for Minerals, ores and concentrates in first marketable form, mined from the Property which are processed or sold by or for the account of CAI, after first deducting all charges, to the extent borne or to be borne by CAI, for (i) royalty, tax, or other payment obligation based upon the amount, quantity, value or income from the Minerals, ores and concentrates mined and removed from the Property, including sales, severance, net proceeds, reclamation and other similar taxes or fees (except federal and state corporate income tax),
                (ii) charges for and taxes on loading and transportation (including insurance and security costs and charges during transportation) from the mine or, if the Minerals, ores and concentrates are processed, from the plant producing the concentrates or other saleable products, to the place of sale,
                (iii) purchaser's milling, smelting, refining, and other treatment charges or costs, if any, (iv)


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                representation, assaying, and umpire costs and fees, and (v)
                marketing costs and commissions to the extent these costs are incurred with an unaffiliated third party and no allocation is made for internal marketing costs, commissions or overhead. Purchaser's charges or costs referred to in item (iii) above shall mean all treatment charges, penalties, and other deductions applied in determining the net sum realized on sale to the smelter or other purchaser; provided, however, in the case of leaching operations, all processing and recovery costs incurred by CAI beyond the point at which the metal being treated is in dore, shall be considered as treatment costs.

                If CAI processes the Minerals, ores and concentrates at its own smelter or reduction plant, Net Returns shall be determined on the basis similar to that which would be used if such ores or concentrates were sold at prevailing prices or the best available net return to other smelters or reduction plants, after deducting the charges described in this Section, at the time the same are shipped to and received by CAI's smelter or reduction plant If CAI is shipping Minerals, ores and concentrates from the Property to its own smelter or reduction plant and there is no prevailing price for Minerals, ores and concentrates of a similar grade and kind in effect at the time of such shipment, then CAI's determination of the Net Returns applicable to such Minerals, ores and concentrates shall be final and binding unless challenged by MCM. Such challenge of CAI's determination of the Net Returns shall be established by delivery of a notice to CAI within ninety (90) days from the date of the royalty settlement, which notice shall disclose the specific smelter or reduction plant at which a better smelter return could have been secured by CAI.

        7.4 During the term of this Agreement, if CAI re-treats tailings or other residues produced from the Property and recovers Minerals or concentrate values which are sold by CAI, CAI shall pay to MCM the Production Royalty specified in Section 7.1 on the Minerals or concentrate values recovered and sold from the re-treatment of such tailings and other residues. If CAI sells any part of said tailings and residues, it shall pay MCM the Production Royalty at the rate specified.

        7.5 Subject to the payment of the Production Royalty as above provided, all Minerals, ores, concentrates and other substances produced hereunder shall belong to CAI and CAI may sell the same to others or utilize them in its own smelter or reduction works.

8.      Title, Representations and Lesser Interest

        8.1 MCM represents that with respect to those lands that are included within the Property which MCM possesses in fee simple, MCM is in exclusive


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                possession of and owns such Property free of all defects, liens and encumbrances except those specifically identified in Exhibit "A". MCM represents that MCM has the right to enter into this Agreement. Further, except as provided elsewhere herein or except as specifically identified in Exhibit "A" hereto, MCM warrants to CAI that to the best of MCM's knowledge, it is the owner of and has possession of the Property; that there are no present outstanding preferential rights of purchase or lease with respect to said Property; that said Property is not in any manner encumbered as a result of any conduct or activity by MCM; and that MCM has no knowledge of, and has received no notice of any other claims of ownership by third parties regarding the Property. MCM warrants to CAI the quiet enjoyment and possession of the Property and the right to explore, develop and mine said Property.

        8.2 MCM warrants that there are no pending or threatened actions, suits, claims or proceedings with respect to the Property or with respect to MCM's rights in and to the Property. MCM has complied with all applicable federal, state, and local laws and regulations pertaining to the Property MCM is not aware of any violation of such laws by any previous MCM lessee, or occupant of the Property.

        8.3 CAI represents that CAI has the right to enter into this Agreement and that CAI is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington.

        8.4 The representations and warranties set forth above shall survive the execution and delivery of any documents of assignment or conveyance provided under this Agreement.

        8.5 If any defects in title to the Property are found by either MCM or CAI, MCM shall have a reasonable time to correct such defects. If MCM fails to do so, CAI may, at its option, rescind this Agreement or proceed to remove such defects, in which event all costs incurred by CAI in clearing title may be deducted from any Production Royalty payments which may become due to MCM.

        8.6 MCM agrees to provide CAI, at CAI's request, recording data with respect to deeds, easements, or other documents which bear upon MCM's title to the Property, and provide CAI with copies of all such documents and all title reports and abstracts in MCM's possession or control. MCM will, upon CAI's request, record any such documents which have not been recorded, if such recordation is appropriate pursuant to common practice.

        8.7 If MCM owns a less interest in all or a portion of the Property described in Exhibit "A" than the whole and undivided mineral estate, then the


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                Production Royalty payable herein with respect to this portion of the Property shall be paid to MCM only in the proportion which MCM's mineral interest bears to the whole and undivided mineral estate.

9.      Option to Purchase 200 acres of the Surface of the Property

        9.1 MCM grants to CAI during the term of this Agreement the exclusive, irrevocable option, exercisable at any time, to purchase up to a total of 200 acres of the surface estate of that portion of the Property described in Section 9.1 (a) below, together with all appurtenances and improvements, free and clear of all liens and encumbrances. CAI shall have the right to purchase these 200 acres in one or more transactions, dealing with one or more parcels of land, but each transaction must comprise at least fifty (50) acres of land. The purchase price and the terms and conditions of such purchase, or purchases, are provided in Exhibit "B", attached to this Agreement and by this reference incorporated herein.

                a. That portion of the Property subject to CAI's option to purchase, described in Section 9.1 above, is described as the following lands situated in Pend Oreille County, State of Washington as follows: Section 3, Twp 39 N, Rng 43 E and Section 34, Twp 40 N, Rng 43 E.

        9.2 Following CAI's purchase of any portion of the Property as described in Section 9.1, CAI shall own all right, title and interest in and to the surface estate of that portion of the Property, and all rights and interest of the parties under this Agreement with respect to the purchased portion of the Property shall terminate, except for the Production Royalty provided for in Section 7.

10.     Operations

        10.1 CAI shall have free and unrestricted access to the Property, and shall have the right (i) to explore, develop, and mine the Property, and to extract, remove, and sell or otherwise dispose of for its own account any and all Minerals, ores, concentrates or other products, (ii) to remove Minerals, ores, concentrates, air, water, waste, and materials from the Property by means of underground or surface operations on or in the Property or on or in other property, (iii) to deposit Minerals, ores, concentrates, water, waste, tailings, and materials from the Property on or in the Property, and to use any part of the Property for waste dumps and tailings disposal areas, (iv) to conduct on or in the Property general mining, treatment, processing, and related operations respecting the Property and to use any part of the Property for any purposes incident to such operations, (v) to construct roads on the Property, after providing


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                prior notice to MCM, and to use and maintain on the Property such roads as may be necessary or convenient for the conduct of CAI's operations and (vi) to construct, use, and maintain on the Property such improvements, structures, equipment, personal property, and fixtures as may be necessary or convenient for the conduct of CAI's operations.

        10.2 CAI shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practices. All decisions with respect to the exploration, development and mining of the Property and the selling of Minerals, ores, concentrates or other products from the Property, including all decisions regarding the commencement, suspension, resumption or termination of any operation, shall be made by CAI in its sole discretion. CAI may sell Minerals, ores, concentrates, or other products and may stockpile Minerals, ores, concentrates or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth in this Agreement.

        10.3 CAI shall comply with all laws and regulations governing its operations on the Property. If this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

        10.4 To the extent that MCM has the right to do so, MCM grants CAI the free use of water, stone, sand, gravel, clay, earth and other materials from the Property for use in CAI's operations on or in the Property.

        10.5 CAI shall pay MCM a mutually acceptable compensation for any damage to roads, fences, timber, or other tangible improvements on the Property resulting from CAI's operations on the Property. Such compensation shall be based upon the Fair Market Value, as defined in Exhibit "C", attached hereto and by this reference incorporated herein, for said damage and, if the parties are unable to agree upon the Fair Market Value, the same shall be determined in accordance with Exhibit "C". The term "timber" shall include all merchantable timber whether suitable for saw timber, stumpage, pulpwood, or other commercial uses.

        10.6 CAI may commingle Minerals, ores, concentrates or other products from the Property ("Subject Ore"), either underground, on the surface, or in CAI's processing plants, with minerals, ores, or other products from other property ("Other Ore"). Before commingling, CAI shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practices for moisture and metal content and assay the samples to determine metal content. CAI shall keep records showing weights or volumes, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore. Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content MCM may request permission from CAI to verify sampling techniques, which consent shall not be unreasonably withheld.

        10.7 CAI shall perform reclamation work on the Property as required by federal, state, and local law for disturbances resulting from CAI's activities on the Property.

11.     Arbitration

        11.1 In the event that any controversy shall arise between the parties as to any matter or thing arising out of or relating to this Agreement, which cannot be settled between the parties themselves, the same shall be determined by three arbitrators, one selected by MCM and one by CAI, and the third selected by agreement between the two arbitrators so selected. If the two so selected are unable to agree upon a third arbitrator, MCM and CAI shall promptly join in a request to the American Arbitration Association (hereafter referred to as "Association") that it submit to them a list of persons whom it would regard as available arbitrators and especially qualified for the particular arbitration. If, within fifteen (15) days of the receipt of the list from the Association, MCM and CAI have not agreed upon a third arbitrator, MCM and CAI shall join in a written request to the Association for the appointment of the third arbitrator, and the arbitrator named by the Association shall be the third arbitrator. The award of such arbitrators, or a majority of them, shall be conclusive and binding upon MCM and CAI. In any arbitration between the parties arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses and attorneys' fees incurred by it in connection with such arbitration.

        11.2 During the period of arbitration, MCM's right of termination shall be suspended and if the terms of the award of the arbitration are that CAI is in default, then CAI shall be allowed a reasonable time following this award within which to cure the default.

12.     Termination

        12.1 In case of an alleged failure of CAI to keep and perform its obligations under this Agreement, within sixty (60) days of the time when MCM becomes aware of the alleged default, MCM shall give to CAI written notice of the alleged default, specifying the details of the same. If such alleged default is not remedied within sixty (60) days after the receipt of said notice, provided the same can reasonably be done within that time, or if not, if CAI has not within that time commenced action to cure the same and does not thereafter diligently prosecute such action to completion, then this Agreement may be terminated at the option of MCM by written notice to CAI. However, if any issue regarding CAI's default is arbitrated, MCM's right of termination shall be suspended and upon the final decision, stating that CAI is in default hereunder, CAI shall have a reasonable time in which to cure said default. No forfeiture, however, shall be based on a default hereunder or on a failure to remedy the same, when resulting from any cause beyond the control of CAI ("force majeure"), including, without limitation, operation of law, government permit, approval or license procedures, government regulation or interference, war whether declared or not, riots or civil commotion, strikes or other labor controversies, fire or acts of nature, inability to obtain labor, material, or equipment on the open market, or delay of carriers, whether or not the same could have been foreseen or prevented.

        12.2 CAI shall have the right to terminate this Agreement as to all or any portion of the Property at any time CAI may desire to do so by executing and tendering to MCM a good and sufficient Quitclaim Deed or other suitable release document in recordable form. From and after CAI's delivery of the Quitclaim Deed or other release document, CAI shall be released and relieved of all further obligations which might otherwise thereafter accrue hereunder.

        12.3 If CAI terminates this Agreement after mining on the Property is completed and CAI wishes to continue the use and operations of the facilities located on the Property for treatment of other ores, or if CAI desires to continue to use the shafts, if any, and underground workings and/or surface roadways and other necessary installations on the Property for the mining and raising of ores from other lands in the area, CAI may continue such use, and continue to use the roadways thereon to its processing facilities. CAI shall be entitled to this continued use of the Property by duly noting the reserved use and the portion of the Property reserved in the Quitclaim Deed or other release document described in Section 12.2 and by payment to MCM of a reasonable and mutually acceptable monthly rental for the use of the affected portions of the Property. If the parties are unable to agree on a fair and reasonable monthly rental rate, then the same shall be determined in accordance with Section 11 hereof.

        12.4 For a period of two (2) years after the termination or expiration of this Agreement, CAI shall have the right, but not the obligation, to remove from the Property all broken or stockpiled ore, subject to the payment of the Production Royalty upon the sale thereof. Further, during this two (2) year period CAI shall remove, unless otherwise directed by MCM, all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by CAI or erected on or in the Property by CAI, except mine timbers in place, and CAI may keep one or more watchmen on the Property during such period. Thereafter, CAI shall have no further rights in and to the items subject to this Section 12.4.

        12.5 Unless otherwise provided, upon termination or expiration of this Agreement, CAI shall seal and close any shafts sunk or used by it in mining hereunder, in accordance with any applicable laws or regulations.

        12.6 For as long as necessary after termination of this Agreement, CAI shall have the right of access to and across the Property for reclamation purposes.

13.     Taxes

        13.1 Subject to CAI's right to deductions contained in Section 7 of this Agreement, CAI shall pay all property taxes levied against the Property during the term of this Agreement to the extent that such property tax liability is not increased after the Effective Date due to the activities of MCM. To the extent that property taxes on the Property are increased due to the activities of MCM, then the amount of such increase shall be for MCM's account and CAI shall have the right to deduct these amounts from any payments it otherwise owes MCM. CAI shall also pay all taxes during the term of this Agreement that are based upon CAI's mining operations, including, without limitation, taxes levied against all buildings, structures, machinery, equipment, personal property, fixtures, and improvements placed upon the Property by CAI, and all taxes levied against CAI as an employer of labor.

                13.1.1 In the case of taxes for the calendar year in which this Agreement ends, there shall be an apportionment between the parties, CAI to bear the proportion of its share, if any, of the taxes upon the Property applicable to the part of the calendar year included hereunder, and MCM to bear the balance of the taxes.

                13.1.2 If CAI leaves improvements on the Property after the expiration or termination of this Agreement, as provided in Section 12.4 of this Agreement, then CAI, at MCM's request, shall continue to pay the taxes related to those improvements, for the period during which CAI retains an ownership interest therein after the expiration or termination of this Agreement.

                13.1.3 If not paid directly by MCM, CAI shall deduct from MCM's Production Royalty the proportionate share of any applicable tax upon the ownership, mining, production, processing, or severance of the Minerals covered herein or upon the total or net proceeds from extraction of such Minerals (other than federal or state income taxes or state franchise taxes measured by income). MCM's proportionate share of such taxes shall be in the same proportion as the total of MCM's Production Royalty, received during the tax period, bears to the revenue received by CAI from the sales of Minerals hereunder during the tax period.

                13.1.4 All taxes shall be paid when due and before delinquent, but neither MCM nor CAI shall be under any obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect any right, title, or interest of either party in or on the Property.

14.     Insurance

        14.1 CAI shall carry worker's compensation and other insurance as may be required by state laws and mining regulations, or CAI may self-insure as to such matters if it qualifies as a self-insurer under the appropriate laws and regulations. CAI shall also maintain Comprehensive General Liability insurance written under a standard form contract with a combined single limit of not less than five million dollars ($5,000,000), naming MCM as an additional named insured.

15.     Inspection Data

        15.1 MCM, or MCM's authorized representatives, may enter onto the Property at reasonable times when accompanied by CAI and for the purpose of inspection, but shall enter at their own risk and so as not to unreasonably hinder the operations of CAI. MCM shall indemnify CAI as provided for in Section 16.3 from claims arising out of the exercise of MCM's rights provided herein.

        15.2 MCM, or MCM's authorized representatives, may at reasonable times inspect production and assay records, and other records pertinent and necessary for substantiating the compliance of CAI with the provisions of this Agreement.

        15.3 On a quarterly basis and at MCM's request, CAI shall make factual data from the exploration of the Property available for MCM's review and copying at MCM's expense. Factual data may include, but not be limited to data on geology, sample analysis, geophysical surveys, drilling and mineralization.

        15.4 All information concerning this Agreement and all information from operations on the Property shall be kept confidential except for: (i) disclosure by mutual consent; (ii) disclosure where required by law or the rules and regulations of any stock exchange or other regulatory authority having jurisdiction over the parties; or (iii) disclosure to a third party where either party hereto is seeking participation of such third party in the exploration, development or mining of the Property, and such information is divulged under confidential circumstances, including, without limitation, the execution of a written confidentiality agreement with the third party.

                15.4.1 Information releases required by statutory authorities and requested to be made by a party shall be communicated to the other party by a written copy, facsimile or telephone call, prior to such release, for comment and approval, but such approval shall not be unreasonably withheld. If prior approval is not reasonably possible after best efforts attempts are made, then forthwith after making the release, that party shall provide a written copy to the other party.

16.     Protection from Liens and Damages: Indemnification

        16.1 CAI agrees to furnish and pay for all labor, power, tools, materials and all other materials and supplies that may be used by CAI in the prosecution of work on the Property. CAI agrees to indemnify MCM against any liens upon the Property or any part thereof, for work, labor, materials and supplies that may be furnished to or by CAI during the continuance of this Agreement. Nothing in this clause shall prevent CAI from contesting any claimed lien, but the entire amount thereof shall be promptly discharged by CAI if the claim is finally decided against CAI.

        16.2 CAI agrees to defend, indemnify and hold MCM harmless of and from any and all liability whatsoever for any claims, actions or damages (including attorney's fees and court costs) in any way arising from CAI's occupation and use of the Property, whether prior to the Effective Date, during the term of this Agreement, or after the termination of this Agreement, excluding any damage or injury arising from or related to MCM's negligence or default.

        16.3 MCM agrees to defend, indemnify and hold harmless CAI, its officers, directors, employees, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages (including attorney's fees and court costs) in any way arising from MCM's occupation or use of the Property, whether prior to the Effective Date, during the term of the Agreement, or after the termination of the Agreement, excluding any damage or injury arising from or related to CAI's negligence or default.

17.     Easements

        17.1 If requested by CAI from time to time during the term of this Agreement, MCM shall execute, acknowledge, and deliver to CAI one or more instruments granting to CAI, without cost to CAI, easements upon, over, or through the Property or upon, over, or through other property owned by MCM, for all uses incident to and in connection with the exploration, development, mining, processing, beneficiating, marketing, and transporting Minerals from the Property, including without limitation for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for CAI's operations on or in the Property. If CAI's utilization of an easement granted pursuant to this Section 17.1 results in any damage to the Property as described in Section 10.5, then CAI shall compensate MCM as provided for in Section 10.5.

        17.2 If requested by CAI from time to time during the term of this Agreement, MCM shall execute, acknowledge, and deliver to CAI one or more instruments granting to CAI, easements upon, over, or through the Property or upon, over, or through other property owned by MCM, for the benefit of other lands incident to and in connection with CAI's exploration, development, mining, processing, beneficiating, marketing, and transporting Minerals from these other properties, including without limitation for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for CAI's operations on the other lands. CAI shall pay MCM a mutually acceptable compensation for these easements on the Property. Such compensation shall be based upon the Fair Market Value, as defined in Exhibit "C", attached hereto and by this reference incorporated herein, for said easements and, if the parties are unable to agree upon the Fair Market Value, the same shall be determined in accordance with Exhibit "C".

18.     Notices

        18.1 All notices required or permitted under this Agreement shall be in writing and shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered (i) if by personal delivery or electronic communication on the date of delivery or transmission if delivered or transmitted during normal business hours, and, if not delivered or transmitted during normal business hours, on the next business day following delivery, or
                (ii) if by mail, on the date of mailing. Such notices and writings shall be addressed as follows:

                MCM shall be addressed:

                      Metaline Contact Mines
                      135 E. Cameron Avenue
                      Kellogg, Idaho 83837

                CAI shall be addressed:

                      Cominco American Incorporated
                      601 West Riverside Avenue
                      Post Office Box 3087
                      Spokane, Washington 99220
                      Attention: Legal Department

                The address of any party to be utilized for any such notice may be changed by written notice to the other party hereto.

19.     Payments

        19.1 CAI shall make all payments due MCM under this Agreement by check which shall be made payable to MCM at the address provided in Section 18.1 of this Agreement.

20.     Assignment

        20.1 Subject to the other provisions of this Agreement, neither party may assign this Agreement or delegate the performance of any of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, except (i) by transfer of all of its rights pursuant to a merger, reorganization, consolidation or sale of substantially all of its assets, or (ii) by any transfer to an affiliate. The term "affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with a party. For purposes of the preceding sentence, the "control" shall mean fifty percent (50%) or greater ownership.

        20.2 No change or division in the ownership of the Property or the Production Royalty provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of CAI or MCM. MCM covenants that any change in said ownership shall be accomplished in such a manner that CAI shall be required to make payments and to give notices to but one person, firm, or corporation and upon breach of this covenant, CAI may retain all monies otherwise due to MCM until the breach has been cured. No change or division in ownership shall be binding on CAI until thirty (30) days after MCM has given CAI a certified copy of the recorded instrument evidencing the change or division.

        20.3 If CAI assigns an undivided interest in this Agreement, each holder of an undivided interest herein shall separately pay the Rental Fees, Advance Royalty and the Production Royalty accruing with respect to that holder's interest in the Property. If CAI assigns the whole of or an undivided interest in this Agreement, liability for breach of any obligation hereunder shall rest exclusively upon the holder of this Agreement or of an undivided interest herein who commits the breach. If this Agreement is assigned as to a segregated portion of the Property, default by the holder hereunder of that portion shall not affect the rights of holders hereunder of any other portion.

21.     MCM's Cooperation

        21.1 MCM shall cooperate fully and actively with reasonable requests or applications, which CAI may make during the term of this Agreement, to any public bodies with respect to zoning or similar matters and with any other rule, regulation or law of any governmental agency or body, related to mineral rights, exploration activities or mining activities regarding the Property. MCM, when requested, shall consent to and sign all reasonable applications which CAI may present regarding the Property. All reasonable costs for the activities described in this Section 21.1 shall be for CAI's account.

22.     Short Form

        22.1 Contemporaneously herewith, CAI and MCM have executed and delivered a Notice and Memorandum of Mining Lease with Purchase option. CAI may record the Notice and Memorandum of Agreement as it may elect. Neither party shall record this Agreement without the prior consent of the other party.

23.     Construction

        23.1 The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement.

24.     Inurement

        24.1 This Agreement shall run to and be binding upon each of the parties hereto, their heirs, legatees, legal representatives, successors or assigns, respectively. If CAI assigns this Agreement in whole or in part, CAI shall be relieved of all obligations hereunder with respect to the assigned portion arising subsequent to the date of assignment.

25.     Governing Law

        25.1 This Agreement shall be governed by the laws of the state in which the Property is located.

26.     No Partnership

        26.1 Nothing contained in this Agreement shall constitute or be presumed to constitute a partnership agreement or arrangement between CAI and MCM. Nothing contained in this Agreement shall constitute or be presumed to constitute a designation of MCM as CAI's agent or CAI as MCM's agent, or in any way create a principal and agent relationship between CAI and MCM.

27.     Survivability of Provisions

        27.1 The obligations set forth in Sections 6.1, 8, 10.7, 11, 12.3, 12.4, 12.6, 16, 17 and 24 of this Agreement shall specifically survive termination of this Agreement.

28.     No Waiver

        28.1 No waiver by either party of any right herein shall be construed as a waiver of any such right in the future or any other right in this Agreement.

29.     No Implied Covenants

        29.1 The parties expressly agree that no express or implied covenant or condition whatsoever shall be read into this Agreement relating to the exploration, development, or mining of the Property or the time therefor, or to any operations of CAI hereunder or to the measure of diligence thereof.

30.     Entire Agreement

        30.1 This Agreement sets forth the entire agreement of the parties and supersedes all previous and contemporaneous agreements, representations, warranties, or understandings, written or oral.

        In Witness Whereof, the Parties have executed this Agreement the day and year first hereinabove set out.

METALINE CONTACT MINES, LLC                        METALINE CONTACT MINES
BY METALINE CONTACT MINES, ITS
MANAGING MEMBER


By: /s/ J. W. KENDRICK                             By: /s/ J. W. KENDRICK
   ----------------------                             ----------------------
Its: President                                     Its: President


                                                   COMINCO AMERICAN INCORPORATED

                                                   /s/ GEORGE COLE
                                                   ---------------------------
                                                   George Cole
                                                   Vice President, Exploration

STATE OF WASHINGTON)
                   :ss.
COUNTY OF SPOKANE)

        On this 24th day of October, 1997, before me personally appeared GEORGE COLE, to me known to be the Vice President, Exploration of COMINCO AMERICAN INCORPORATED, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument on behalf of said corporation.

        Given under my hand and official seal the day and year in this certificate first above written:


                                      /S/ DAWN SCARTOZZI
                                      -------------------------------------
[Notary Public Seal]                  Notary Public in and for the State of
                                      Washington, residing at Spokane
                                      My Commission Expires: 5/19/01




STATE OF IDAHO)
                  :ss.
COUNTY OF Shoshone)

        On this 8th day of October, 1997, before me personally appeared
J. W. Kendrick, to me known to be the President of METALINE CONTACT MINES, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument on behalf of said corporation.

Given under my hand and official seal the day and year in this certificate first above written.



                                           /S/ N. J. NELSON
                                           -------------------------------------
                                           Notary public in and for the State of
OFFICIAL SEAL                              Idaho residing at Cataldo.
N. J. NELSON                               My Commission Expires: 11/3/97
NOTARY PUBLIC - STATE OF IDAHO

STATE OF IDAHO)
                  :ss.
COUNTY OF Shoshone)

        On this 8th day of October, 1997, before me personally appeared J. W. Kendrick, to me known to be the President of METALINE CONTACT MINES, the Managing Member of METALINE CONTACT MINES, LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument on behalf of said limited liability company.

Given under my hand and official seal the day and year in this certificate first above written.



                                           /S/ N. J. NELSON
                                           -------------------------------------
                                           Notary public in and for the State of
OFFICIAL SEAL                              Idaho residing at Cataldo.
N. J. NELSON                               My Commission Expires: 11/3/97
NOTARY PUBLIC - STATE OF IDAHO

                                  EXHIBIT "A"
                              PROPERTY DESCRIPTION

This Exhibit "A" is hereby attached to and made a part of that certain Mining Lease with Purchase Option dated effective September 1, 1997, by and between Metaline Contact Mines, Metaline Contact Mines LLC and Cominco American Incorporated. The Property referred to in the Mining Lease with Purchase Option shall consist of the real property located in Pend Oreille County, Washington, and more particularly described as follows, to wit:

Sec-Twp-Rg     Name & Description                             Recording Date
----------     ------------------                             --------------
  3-40-43      Day Mines, Inc. to MCM, described as follows:  Book 41, Page 78
               Lot Ten (10) and Northwest One-Quarter of
               Southwest One-Quarter (NW 1/4 SW 1/4) of
               Sec. Three (3), T. 40 N., R. 43 E., W.M.

  4-40-43      Day Mines, Inc. to MCM, described as:          Book 41, Page 78
               Lot Five (5) of Sec. Four (4), T. 40 N.,
               R. 43 E., W.M.

  9-40-43      Ormand Lewis to Day Mines to MCM, described    Book 41, Page 79
               as follows: The mineral rights of the South-
               east One-Quarter of Northeast One-Quarter
               (SE 1/4 NE 1/4), Northeast One-Quarter of
               Southeast One-Quarter (NE 1/4 SE 1/4) of
               Sec. Nine (9), T. 40 N., R. 43 E., W.M.

 10-40-43      Day Mines to MCM to City of Seattle,           Book 41, Page 78
               described as follows: Lots Four, Eight and     and Exchange Deed
               Nine (4, 8 & 9) and Northeast One-Quarter      dated 3/5/63
               of Southwest One-Quarter (NE 1/4 SW 1/4),
               Northwest One-Quarter of Southeast One-
               Quarter (NW 1/4 SE 1/4) of Sec. Ten (10),
               T. 40 N., R. 43 E., W.M., less the real
               property and property rights deeded to
               City of Seattle described as: (1) Govern-
               ment Lot 4, Government Lot 8, Government
               Lot 9 and the NW 1/4 of SE 1/4 of said
               Sec. 10, EXCEPT the West 300 feet of
               Government Lot 9 and EXCEPT any portion
               of the NW 1/4 of SE 1/4 and the South
               660 feet of Government Lot 9 which lie
               west of a line located 200 feet westerly
               and horizontally from the 1990 foot
               contour across said property; (2) All
               surface, subsurface and mineral rights
               to a depth of 500 feet on: The NE 1/4
               of SW 1/4 of said Sec. 10; (3) Surface
               rights only on: The west 300 feet of
               Government Lot 9 and those portions of
               the NW 1/4 of SE 1/4 and the South
               660 feet of Government Lot 9 which lie
               west of a line located 200 feet westerly
               and horizontally from the 1990 foot
               contour across said property.

Sec-Twp-Rg      Name & Description                                      Recording Data
----------      ------------------                                      --------------
10-40-43        Day Mines to MCM, described as: The mineral             Book 41, Page 79
                rights of Southwest One-Quarter of Northwest
                One-Quarter (WS 1/4 NW 1/4), Northwest
                One-Quarter of Southwest One-Quarter (NW 1/4 SW
                1/4) of Sec. Ten (10), T. 40 N., R. 43 E., W.M.

15-40-43 City of Seattle to MCM, deed dated 3/5/63, described as follows: All that portion of the east one-half of Northwest One-Quarter of Northwest One-Quarter (E 1/2 of NW 1/4 of NW 1/4) lying east of County Road No. 62; the east one-half of Southwest One-Quarter of Northwest
                One-Quarter (E 1/2 of SW 1/4 of NW 1/4); the
                Northeast One-Quarter of Northwest One-Quarter
                (NE 1/4 of NW 1/4); the Southeast One-Quarter of
                Northwest One-Quarter (SE 1/4 of NW 1/4) and the south one-half of Southwest One-Quarter of Northeast One-Quarter (S 1/2 of SW 1/4 of NE
                1/4), all in Section 15, Township 40 North, Range
                43 East, W.M., situate in Pend Orielle County,
                State of Washington.

                SUBJECT, HOWEVER, to that certain easement heretofore granted to the United States of America, Bonneville Power Administration, recorded under Auditor's File No. 108972, Book 41 of Deeds, Pages 653 to 656, Records of Pend
                Orielle County, Washington.

                AND SUBJECT FURTHER to a reservation by the Grantor of the right to enter upon, search for and remove from said lands, sand, gravel or borrow material without payment of any additional consideration to Grantees, their successors or assigns.

15-40-43        O'Brien to MCM, described as: The mineral rights        (Schanda Patent) 4/15/20
                to the SW 1/4 of Sec. 15, T. 40 N., R. 43 E.,           Book 3, Page 196
                W.M.                                                    Book 1, Page 324

16-40-43        Anderson to MCM, described as: All of the mineral       Book 2, Page 278
                rights and metals and minerals contained beneath
                the surface of the S 1/2 of S 1/2 of Sec. 16, T.
                40 N., R. 43 E., W.M.

21-40-43        O'Brien to MCM, described as: The mineral rights        (Buffington Patent) 3/15/2?
                to the S 1/2 of NE 1/4 OF Sec. 21, T. 40 N., R.         Book 3, Page 273
                43 E., W.M.                                             Book 1, Page 324

Sec-Twp-Rg        Name & Description                                             Recording Data
----------        ------------------                                             --------------
21-40-43          Metaline Pine Creek to MCM, described as follows:              Vol. 2, Page 360
                  S 1/2 of the SE 1/4 and the NE 1/4 of the SE 1/4 of
                  Sec. 21, T. 40 N., R. 43 E., W.M.

22-40-43          Metaline Pine Creek to MCM, described as:                      Vol. 2, Page 360
                  SW 1/4 of the SW 1/4 of Sec. 22, T. 40 N.,
                  R. 43 E., W.M.

22-40-43          O'Brien to MCM, described as: The mineral                      (Hahn Patent) 12/20/21
                  rights to the NW 1/4 of the SW 1/4 of                          No. 839583
                  Sec. 22, T. 40 N., R. 43 E., W.M.                              Book 1, Page 324

22-40-43          O'Brien to MCM to Anderson, described as follows:              (Carmichael Patent) 8/11/16
                  The NW 1/4 of Sec. 22, T. 40 N., R. 43 E., W.M.,               Book 1, Page 547
                  less patented mining claim M.S. 810 and less the               Deeds Book 1, Page 324
                  surface rights only to N 1/2 of N 1/2 of the                   and Deed from MCM to
                  NW 1/4 of said Sec. 22.                                        Anderson dated 2/11/57

22-40-43          Beatty to MCM, described as: SE 1/4 of the                     (Voight Patent) 5/18/21
                  SW 1/4 of Sec. 22, T. 40 N., R. 43 E., W.M.                    Book 2, Page 108
                  Lamon to M.C.M., Same Description                              Minerals in Vol. 1, Page 322
                                                                                 Surface in Book 37, Page 304
                                                                                 Book 40, Page 246

27-40-43         Beatty to MCM, described as: E 1/2 of the NW 1/4                (Voight Patent) 5/18/21
                 of Sec. 27, T. 40 N., R. 43 E., W.M.                            Book 2, Page 108
                 Lamon to M.C.M., Same Description                               Minerals in Vol. 1 Page 322
                                                                                 Surface in Book 37, Page 30?
                                                                                 Book 40, Page 246

33-40-43         Pend Oreille County to MCM, described as:                       Book 15, Page 443
                 NE 1/4 of SE 1/4, Sec. 33, T. 40 N., R. 43 E., W.M.

34-40-43         Pend Oreille County to MCM, described as:                       Book 15, Page 443
                 SW 1/4 of NW 1/4 and W 1/2 of the SW 1/4 of Sec. 34,
                 T. 40 N., R. 43 E., W.M.

34-40-43         O'Brien to MCM, described as: Mineral rights to                 (Ledbetter Patent) 11/21/1?
                 SE 1/4 and SE 1/4 of SW 1/4 of Sec. 34, T. 40 N.,               Book 3, Page 173
                 R. 43 E., W.M. Same mineral rights described in                 Book 1, Page 324
                 Book 1, Page 320 as: Lot 1, Lot 2, N 1/2 of SE 1/4,
                 and SE 1/4 of SE 1/4 of said Sec. 34.


Sec-Twp-Rg        Name & Description                              Recording Data
-----------       ------------------                              --------------
34-40-43          Bunker Hill to MCM and Day Mines to MCM,        (Enyert Patent) 5/26/16
                  described as follows from Bunker Hill:          Book 3, Page 272
                  An undivided 3/4 interest in following          Book 2, Page 303
                  described property, to-wit: The NE 1/4          Book 2, Page 299
                  of Sec. 34, T. 40 N., R. 43 E., W.M.,
                  excepting therefrom all present mining
                  claims located in said 1/4 section. Same
                  area described from Day Mines as follows:
                  An undivided 1/4 interest in said section
                  with same exceptions.

3-39-43           Pursche to MCM, described as follows: Lots      (Pursche Patent) 8/11/16
                  2 and 3, SE 1/4 of the NW 1/4, SW 1/4 of the    Book 1, Page 553
                  NE 1/4 of Sec. 3, T. 39 N., R. 43 E., W.M.      Book 20, Page 465

3-39-43           O'Brien to MCM, described as follows: E 1/2     (McGee Patent) 12/30/22
                  of the S/W 1/4, N 1/2 of the SE 1/4 of          Book 1, Page 464
                  Sec. 3, T. 39 N., R. 43 E., W.M., less that     Book 24, Page 430
                  portion described in Deed dated 3/27/67 to
                  City of Seattle and described as follows:

                  All that portion of the Northeast Quarter of Southeast Quarter (NE 1/4 of SE 1/4) of
                  Section 3, T. 39 N., R. 43 E., W.M., which lies easterly of the following described Project
                  Boundary Line crossing said property.

                  Commencing at the northeast corner of the NE 1/4 of SE 1/4 of Section 3, T. 39 N., R. 43 E., W. M.,
                  THENCE South 4 (degrees) 33' 32" East, along the east line of said Section 3, a distance of 899.22 feet, to a concrete monument set at the point of intersection of said east line of Section 3 with the Project Boundary Line and THE TRUE POINT OF
                  BEGINNING;

                  THENCE South 30 (degrees) 07' 13" West, along said Project Boundary Line, a distance of 143.18 feet;

                  THENCE South 23 (degrees) 07' 35" West, a distance of 174.78 feet;

                  THENCE South 20 (degrees) 56' 49" West, a distance of 185.69 feet to a concrete monument set at the point of intersection of said
                  Project Boundary Line with the South line of said NE 1/4 of SE 1/4 of Section 3, said point being located South 87 (degrees) 00' 14" West, a distance of 242.73 feet from the Southeast corner of said NE 1/4 of SE 1/4 of said
                  Section 3, and the TERMINUS of this description.

Sec-Twp-Rg  Name & Description                                  Recording Data
----------  ------------------                                  --------------

            Situated in the County of Pend Oreille, State of
            Washington and as shown on map of survey designated as City of Seattle, Department of Lighting, Drawing
            No. C-7061.

            Reserving unto the Grantor the mineral rights existing below 1400 feet elevation.

3-39-43     O'Brien to MCM, described as follows: The mineral   Book 1, Page 324
            rights to SW 1/4 of the SE 1/4 of Section 3,
            T. 39 N., R. 43 E., W.M.

9-39-43     O'Brien to MCM, described as follows: The mineral   Book 1, Page 324
            rights to the SW 1/4 and S 1/2 of the NW 1/4 of
            Section 9, T. 39 N., R. 43 E., W.M.

9-39-43 Day Mines to MCM, described as follows: The mineral Book 2, Page 332 rights of the E 1/2 of the NE 1/4 of Section 9,
            T. 39 N., R. 43 E., W.M.

10-39-43 Day Mines to MCM, described as follows: The mineral Book 2, Page 332 rights of the W 1/2 of the NW 1/4 of Section 10,
            T. 39 N., R. 43 E., W.M.

10-39-43    O'Brien to MCM, described as follows: The mineral   Book 1, Page 324
            rights to the E 1/2 of the NW 1/4 and Government
            Lot 2 of Section 10, T. 29 N., R. 43 E., W.M., less those rights described in deed dated 3/27/67 from MCM to City of Seattle and described as follows:

            Any interest in the surface, and all mineral and sub-surface rights underlying the following described
            Real Estate:

            All that portion of Government Lot 2, Section 10,
            T. 39 N., R. 43 E., W.M., which lies easterly of the following described meander line;

            Beginning on the south line of said Government Lot 2 at a point which is located North 87 (degrees) 18' 24" East, a distance of 1012.35 feet from the southwest corner of said Government Lot 2;

Sec-Twp-Rg   Name & Description                               Recording Data
----------   ------------------                               --------------
             THENCE North 26 (Degrees) 55' 15" East, a
               distance of 379.39 feet;

             THENCE North 35 (Degrees) 05' 04" East, a
               distance of 205.36 feet;

             THENCE North 30 (Degrees) 13' 05" East, a
               distance of 196.79 feet;

             THENCE North 10 (Degrees) 08' 01" East, a
               distance of 85.36 feet;

             THENCE North 25 (Degrees) 12' 34" East, a
               distance of 112.36 feet;

             THENCE North 39 (Degrees) 04' 38" East, a
               distance of 109.14 feet;

             THENCE North 27 (Degrees) 55' 59" East, a
               distance of 204.59 feet;

             THENCE North 23 (Degrees) 01 15" East, a
               distance of 231.65 feet;

             to a point of terminus at the north line of said Government Lot 2, said point being located North 87 (Degrees) 23' 02" East, a distance of 1780.20 feet from the northwest corner of said Government Lot 2;

             Reserving unto the Grantor the mineral rights existing below 1400 feet elevation.

11-39-43     Bunker Hill to MCM                                 Book 2, Page 303

2-39-43      Day Mines to MCM, identical descriptions,          Book 41, Page 78
             Bunker Hill conveys an undivided 7/8 interest
             and Day Mines conveys an undivided 1/8 interest,
             described as follows:

             The South One-Half South One-Half Southwest One-
             Quarter Southeast One-Quarter (S 1/2 S 1/2 SW 1/4
             SE 1/4) and South One-Half South One-Half South-east One-Quarter Southeast One Quarter (S 1/2
             S 1/2 SE 1/4 SE 1/4) of Section Two (2);

             North One-Half Northeast One-Quarter (N 1/2 NE
             1/4), Southeast One-Quarter Northeast One-Quarter
             (SE 1/4 NE 1/4), North One-Half North One-Half
             Northeast One-Quarter Southeast One-Quarter (N 1/2
             N 1/2 NE 1/4 SE 1/4), North One-Half North One-Half
             Southwest One-Quarter Northeast One-Quarter (N 1/2
             N 1/2 SW 1/4 NE 1/4) of Section Eleven (11), all located in Township 39 North, Range 43 E., W.M., and

Sec-Twp-Rg      Name & Description                                      Recording Data
----------      ------------------                                      --------------
11-39-43        Day Mines to MCM, described as follows: The mineral     Book 41, Page 78
                rights of NW 1/4 of the SE 1/4, S 1/2 of the NE 1/4
                of the SE 1/4, S 1/2 of N 1/2 of NE 1/4 of SE 1/4,
                N 1/2 of SE 1/4 of SE 1/4 of Section 11, T. 39 N.,
                R. 43 E., W.M.

12-39-43        Day Mines to MCM, described as follows: The mineral     Book 41, Page 78
                rights of the NW 1/4 of the SW-1/4, N 1/2 of SW 1/4
                of SW 1/4 of Section 12, T. 39 N., R. 43 E., W.M.

20-39-43        Beatty to MCM, described as follows: The mineral        Book 1, Page 322
                rights in E 1/2 of SW 1/4, and W 1/2 of SE 1/4 of
                Section 20, T. 39 N., R. 43 E., W.M.

20-39-43        O'Brien to MCM, described as follows: That certain      Book 17, Page 220
                real property, to-wit: E 1/2 of SE 1/4 of Section 20,
                T. 39 N., R. 43 E., W.M.

21-39-43        O'Brien to MCM, described as follows: That certain      Book 17, Page 220
                real property, to-wit: Government Lots 11 and 12
                and SE 1/4 of NW 1/4 of Section 21, T.39 N.,
                R. 43 E., W.M.

29-39-43        Metaline Mining & Leasing Co. to MCM, described         Book 45, Page 652
                as follows: Government Lots 8, 10, 12 and 17 of
                Section 29 (except surface rights in 9 acres in
                Lot 17 at extreme NE corner where said corner joins
                Metaline Townsite), all in T. 39 N., R. 43 E., W.M.

29-39-43        Retan to Metaline Mining & Leasing Co. to MCM,          Book 1, Page 330
                described as follows: The mineral rights to             Book 45, Page 653
                Government Lot 11 of Section 29, T. 39 N.,
                R. 43 E., W.M.

30-39-43        O'Brien to MCM, described as: Government Lot 9          Book 1, Page 324
                of Section 30, T. 39 N., R. 43 E., W.M.

30-39-43        Appel to O'Brien to MCM, described as follows:          Book 1, Page 316
                All the mineral bearing rock and ores lying and         Book 1, Page 324
                being upon or under the S 1/2 of the NW 1/4 and
                the SW 1/4 of Section 30, T. 39 N., R. 43 E.,
                W.M. (S 1/2 of NW 1/4 being of record as Government
                Lots 4 and 5, NW 1/4 of SW 1/4 and NE 1/4 of SW 1/4
                being of record as Government Lots 11 and 10, and
                SW 1/4 of SW 1/4 being of record as Government Lot
                12 of said above description).


Sec-Twp-Rg  Name & Description                            Recording Data
----------  ------------------                            --------------
31-39-43    O'Brien to MCM, described as follows: All     Book 1, Page 324
            the mineral bearing rock and ores lying and
            being upon or under the NE 1/4 of NW 1/4,
            and the NW 1/4 of the NE 1/4 of Section 31,
            T. 39 N., R. 43 E., W.M.

31-39-43    Day Mines to MCM, described as follows: The   Book 41, Page 78
            mineral rights of SW 1/4 of the NE 1/4 of
            Section 31, T. 39 N., R. 43 E., W.M.

31-39-43    Day Mines to MCM, described as Government     Book 41, Page 78
            Lot 4, SE 1/4 of SW 1/4 and SE 1/4 of
            Section 31, T. 39 N., R. 43 E., W.M.

32-39-43    Metaline Mining & Leasing to MCM, described   Book 45, Pages 652-653
            as follows: Government Lot 1, Government
            Lot 4, S 1/2 of the NW 1/4, and NE 1/4 of
            the SW 1/4, SE 1/4 of the SW 1/4, SW 1/4,
            of the SE 1/4, and Government Lots 7 and 10
            of Section 32, T. 39 N., R. 43 E., W.M.

32-39-43    Metaline Mining & Leasing to MCM, described   Book 45, Page 653
            as follows: Surface rights to State Shore
            Lands by recorded deeds from State of
            Washington dated November 3, 1937, abutting
            the following described property:

              (a) Lots 5, 9 and 12, Sec. 32;
              (b) Hercules, Sterling, Lost Cabin and
                  Lost Cabin Fraction mining claims;
              (c) Lot 1, Sec. 32;
              (d) Lot 17, Sec. 29;

32-39-43    Retan to Metaline Mining & Leasing to MCM,    Book 1, Page 330
            described as follows:                         Book 45, Page 653

            Granting Words: grant, bargain, sell, convey, warrant and confirm unto the party of the second part, its successors and assigns, all of the gold, silver, lead, zinc and iron bearing ores, and all other ores and minerals of every kind, in, upon and under the follow-ing described lands situated in the County of Pend Oreille, State of Washington, to-wit:

Sec-Twp-Rg    Name & Description                                      Recording Data
----------    ------------------                                      --------------
              Lot Eleven (11) in section Twenty-nine (S29) and
              Lots Two and Three (2 and 3) in Section Thirty-two
              (S32), Township Thirty-nine (39) North, Range
              Forty-three (43), E.W.M., in the County of Pend
              Oreille, State of Washington.

              together with the right to open air shafts or any other operation necessary for the safety of mining minerals, and of conducting mining operations in a safe and convenient manner in and upon said lands and premises.

32-39-43      Day Mines to MCM, described as: W 1/2 of the            Book 41, Page 78
              SW 1/4 of Section 32, T. 39 N., R. 3 E., W.M.

5-38-43       Day Mines to MCM, described as: S 1/2 of the            Book 41, Page 78
              NW 1/4 of Section 5, T. 38 N., R. 43 E., W.M.

6-38-43       Day Mines to MCM, described as: Government Lots         Book 41, Page 78
              1, 2, 3 and 4, the S 1/2 of NE 1/4, N 1/2 of the
              SE 1/4, and SE 1/4 of SE 1/4, all of Section 6,
              T. 38 N., R. 43 E., W.M.

7-38-43       Day Mines to MCM, described as: NE 1/4 of               Book 41, Page 78
              NE 1/4 of Section 7, T. 38 N., R. 43 E., W.M.

1-38-42       Day Mines to MCM, described as: SE 1/4 of Section 1,    Book 41, Page 78
              T. 38 N., R. 42 E., W.M.

1-38-42       Day Mines to MCM, described as: The mineral rights      Book 41, Page 78
              of Government Lots 2, 3 and 4 of Section 1, T. 38 N.,
              R. 42 E., W.M.

1-38-42       Bunker Hill to MCM, described as: Government Lots       Book 2, Page 303
              1, 6, 7, 8 and 9 in Section 1, T. 38 N., R. 42 E.,
              W.M.

2-38-42       Day Mines to MCM, described as: Government Lots 1,      Book 41, Page 78
              2, 7 and 8 of Section 2, T. 38 N., R. 42 E., W.M.

                          M.C.M. Mining Claim Registry

                               September 1, 1975

                                     Date of Patent
Sec-Twp-Rg          Property Name      or Location         Recording Book - Page
----------          -------------    ---------------       ---------------------
Unpatented Claims:

(3 & 10)-40-43      Tom Cat          Located 7/1/30        Locations    3     85
(3 & 10)-40-43      Raleigh          Located 8/29/43       Locations    4    354
(3 & 10)-40-43      Champion         Located 10/26/26      Locations    2    503
(3 & 10)-40-43      Bugle            Located 9/01/39       Locations    4     48
(3 & 10)-40-43      Climax           Located 8/29/43       Locations    4    355
(3 & 10)-40-43      Union Leader     Located 9/01/39       Locations    4     49
21-40-43            B.J.5            Located 7/20/49       Volume       1    326
21-40-43            B.J.6            Located 7/20/49       Volume       1    327
22-40-43            Giant            Located 1/12/24       Volume       2    209
                    "                Amended 5/5/45        Volume       4    398
22-40-43            Giant Extension  Amended 5/5/45        Volume       4    400
22-40-43            Giant Fraction   Amended 9/4/40        Volume       4    101
                    "                Amended 5/5/45        Volume       4    399
2-39-43             Bee No. 1  50%   Located 9/14/73       Volume       9    332
35-40-43            Bee No. 2  50%   Located 9/14/73       Volume       9    333
35-40-43            Bee No. 3  50%   Located 9/15/73       Volume       9    334
35-40-43            Bee No. 4  50%   Located 9/15/73       Volume       9    335
35-40-43            Bee No. 5  50%   Located 9/15/73       Volume       9    336
35-40-43            Bee No. 6  50%   Located 9/16/73       Volume       9    337
27-40-43            AX  No. 1  50%   Located 9/09/72       Volume       5    586
26-40-43            AX  No. 2  50%   Located 9/09/72       Volume       5    588
27-40-43            AX  No. 3  50%   Located 9/09/72       Volume       5    590
26-40-43            AX  No. 4  50%   Located 9/09/72       Volume       5    592
27-40-43            AX  No. 5  50%   Located 9/08/72       Volume       5    594
26-40-43            AX  No. 6  50%   Located 9/08/72       Volume       5    596
27-40-43            AX  No. 7  50%   Located 9/08/72       Volume       5    598
26-40-43            AX  No. 8  50%   Located 9/08/72       Volume       5    600
27-40-43            AX  No. 9  50%   Located 9/08/72       Volume       5    602
26-40-43            AX  No. 10 50%   Located 9/08/72       Volume       5    604
27-40-43            AX  No. 11 50%   Located 9/09/72       Volume       5    606
26-40-43            AX  No. 12 50%   Located 9/09/72       Volume       5    608
27-40-43            AX  No. 13 50%   Located 9/09/72       Volume       5    611
26-40-43            AX  No. 14 50%   Located 9/09/72       Volume       5    612
26-40-43            AX  No. 15 50%   Located 9/17/72       Volume       5    614
26-40-43            AX  No. 16 50%   Located 9/17/72       Volume       5    616
26-40-43            AX  No. 17 50%   Located 9/17/72       Volume       5    618
26-40-43            AX  No. 18 50%   Located 9/17/72       Volume       5    620
26-40-43            AX  No. 19 50%   Located 9/17/72       Volume       5    622

M.C.M. Mining Claim Registry
September 1, 1975
Page 2

Sec-Twp-Rg      Property Name         Date of Patent or Location      Recording:  Book - Page
----------      -------------         --------------------------      -----------------------
27-40-43        AX No. 20   50%       Located 10/01/72                Volume      5      651
27-40-43        AX No. 21   50%       Located 10/07/72                Volume      5      699
27-40-43        AX No. 22   50%       Located 10/01/72                Volume      5      652
26-40-43        AX No. 23   50%       Located 10/01/72                Volume      5      653
26-40-43        AX No. 24   50%       Located 10/10/72                Volume      5      624
26-40-43        AX No. 25   50%       Located 10/01/72                Volume      5      654
26-40-43        AX No. 26   50%       Located 10/07/72                Volume      5      698
26-40-43        AX No. 27   50%       Located  3/26/75                Volume     11     1553
(26,35)-40-43   AX No. 28   50%       Located  3/26/75                Volume     11     1554
23-40-43        EX No. 1    50%       Located  9/16/72                Volume      5      625
23-40-43        EX No. 2    50%       Located  9/16/72                Volume      5      626
23-40-43        EX No. 3    50%       Located  9/16/72                Volume      5      627
23-40-43        EX No. 4    50%       Located  9/16/72                Volume      5      628
23-40-43        EX No. 5    50%       Located  9/16/72                Volume      5      629
23-40-43        EX No. 6    50%       Located  9/15/72                Volume      5      630
23-40-43        EX No. 7    50%       Located  9/15/72                Volume      5      631
23-40-43        EX No. 8    50%       Located  9/15/72                Volume      5      632
23-40-43        EX No. 9    50%       Located  9/16/72                Volume      5      633
23-40-43        EX No. 10   50%       Located  9/16/72                Volume      5      634
23-40-43        EX No. 11   50%       Located  9/16/72                Volume      5      63?
23-40-43        EX No. 12   50%       Located  9/16/72                Volume      5      63?
23-40-43        EX No. 13   50%       Located  9/16/72                Volume      5      63?
23-40-43        EX No. 14   50%       Located 10/08/72                Volume      5      69?
23-40-43        EX No. 15   50%       Located 10/07/72                Volume      5      69?
23-40-43        EX No. 16   50%       Located 10/07/72                Volume      5      69?
28-40-43        Rho No. 3             Located  7/14/49                Volume      4      63?
28-40-43        Rho No. 4             Located  7/16/49                Volume      4      63?
28-40-43        Rho No. 5             Located  7/14/49                Volume      4      63?
28-40-43        Rho No. 8             Located  7/15/49                Volume      4      64?
28-40-43        Rho No. 9             Located  7/13/49                Volume      4      64?
28-40-43        Rho No. 10            Located  7/13/49                Volume      4      64?
28-40-43        Rho No. 13            Located  7/13/49                Volume      4      64?
28-40-43        Rho No. 14            Located  7/13/49                Volume      4      64?
28-40-43        Rho No. 15            Located  7/13/49                Volume      4      6??
28-40-43        Rho No. 18            Located  7/12/49                Volume      4      6??
28-40-43        Rho No. 19            Located  7/14/49                Volume      4      6??
28-40-43        Rho No. 20            Located  7/12/49                Volume      4      6??
33-40-43        Rho No. 21            Located  7/13/49                Volume      4      6??
33-40-43        Rho No. 22            Located  7/13/49                Volume      4      6??
33-40-43        Rho No. 23            Located  7/13/49                Volume      4      6??
33-40-43        Rho No. 24            Located  7/12/49                Volume      4      6??
33-40-43        Rho No. 25            Located  7/12/49                Volume      4      6??
33-40-43        Rho No. 26            Located  7/12/49                Volume      4      6??
33-40-43        Rho No. 27            Located  7/12/49                Volume      4      6??

M.C.M. Mining Claim Registry
September 1, 1975
Page 3

Sec-Twp-Rg      Property Name   Date of Patent of Location      Recording: Book - Page
----------      -------------   --------------------------      ----------------------
33-40-43        Rho No. 28      Located 7/12/49                 Volume     4      660
33-40-43        Rho No. 29      Located 7/12/49                 Volume     4      661
33-40-43        Rho No. 30      Located 7/12/49                 Volume     4      662
33-40-43        Rho No. 31      Located 7/12/49                 Volume     1      319
33-40-43        Rho No. 32      Located 7/12/49                 Volume     1      320
33-40-43        Rho No. 33      Located 7/12/49                 Volume     1      321
33-40-43        Rho No. 34      Located 7/12/49                 Volume     1      322
35-40-43        Molly No. 2     Located 9/03/37                 Volume     3      554
36-40-43        Molly No. 3     Located 9/03/37                 Volume     3      555
36-40-43        Molly No. 4     Located 9/03/37                 Volume     3      556
36-40-43        Molly No. 7     Located 9/03/37                 Volume     3      559
36-40-43        Molly No. 9     Located 9/03/37                 Volume     3      561
36-40-43        Molly No. 11    Located 9/02/37                 Volume     3      563
36-40-43        Molly No. 12    Located 9/02/37                 Volume     3      564
36-40-43        Molly No. 13    Located 9/02/37                 Volume     3      565
36-40-43        Molly No. 74    Located 9/04/37                 Volume     3      608
 1-39-43        Molly No. 75    Located 9/04/37                 Volume     3      609
36-40-43        Patsy No. 72    Located 5/20/37                 Volume     3      517
36-40-43        Patsy No. 76    Located 5/20/37                 Volume     3      521
36-40-43        Patsy No. 79    Located 6/02/37                 Volume     3      522
36-40-43        Patsy No. 80    Located 6/02/37                 Volume     3      523
36-40-43        Patsy No. 81    Located 6/02/37                 Volume     3      524
36-40-43        Patsy No. 82    Located 6/02/37                 Volume     3      525
31-40-43        Patsy No. 84    Located 6/02/37                 Volume     3      527
36-40-43        Patsy Fraction  Located 9/21/50                 Volume     1      388
31-39-43        Annex No. 1     Located 5/11/51                 Volume     1      473
31-39-43        Annex No. 2     Located 5/11/51                 Volume     1      474
31-39-43        Annex No. 3     Located 5/11/51                 Volume     1      476

Patented Claims:
----------------
Diamond R - M.S. 46-A                           Patented 7/27/95        Book    A        83
Admiral, Gold Finder, Lone Star, Elk
  Elk Horn #2 - M.S. 898                        Patented 8/5/09         Book    A       190
Bella May - M.S. 45-A                           Patented 7/27/95        Book    A        79
Bella May Fraction, Bella May
  Fraction #3 - M.S. 868                        Patented 2/5/13         Book    4       102
May Bell, Emma L. - M.S. 874                    Patented 1/25/09        Book    A       234
Sterling, Reuco, Lost Cabin, Lost Cabin
  Fraction, Hercules - M.S. 882-A               Patented 3/3/13         Book    1       112
Sampson Fraction, Elk Horn,
  Yellow Jacket - M.S. 875                      Patented 3/18/13        Book    A       115
Blue Bucket - M.S. 47-A                         Patented 7/27/95        Book    A        81
January, February, March, April, May
  Fraction, September Fraction, August,
  Coyote, Mary Viola, Six Spot,
  Seven Spot - M.S. 1236                        Patented 3/14/55        Book    4       294

                                   EXHIBIT "B"
                           OPTION TO PURCHASE PROPERTY

This Exhibit "B" is hereby attached to and made a part of that certain Mining Lease with Purchase Option dated effective September 1, 1997 (hereafter the "Mining Agreement"), by and between Metaline Contact Mines, Metaline Contact Mines LLC and Cominco American Incorporated. The Option to Purchase referred to in Section 9 of the Mining Agreement shall consist of the following:

1. In accordance with Section 9 of the Mining Agreement, MCM has granted to CAI during the term of this Mining Agreement the exclusive, irrevocable option, exercisable at any time, to purchase up to a total of 200 acres of the surface estate of the Property, together with all appurtenances and improvements, free and clear of all liens and encumbrances (the "Option"). CAI shall have the right to exercise the Option to purchase these 200 acres in one or more transaction, dealing with one or more parcels of land, but each parcel must comprise at least fifty (50) acres of land.

2. The purchase price under this Option shall be a sum equal to 110% of the fair market value of the designated portion of the Property at the time of said purchase. If the parties are unable to agree upon the fair market value within ten (10) days after the date of CAI's notice of election to purchase, then each party, at its own expense, shall have an appraisal made by an appraiser. If the value as determined by the higher appraisal does not exceed the value as determined by the lower appraisal by more than ten percent (10%), then the fair market value shall be the average of the two appraisals. If the value as determined by the higher appraisal exceeds the value as determined by the lower appraisal by more than ten percent (10%), the two appraisers shall select a third appraiser who shall make an appraisal. The appraisals of the two appraisers shall not be disclosed to the third appraiser. If the value as determined by the appraisal of the third appraiser is between the two appraisals, the fair market value shall be the value as determined by the appraisal of the third appraiser. Otherwise, the fair market value shall be the appraisal closest to the appraisal of the third appraiser. The cost of the third appraisal shall be borne by the party whose appraisal is further from the third appraisal. Each appraiser shall be a member of or accredited by the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers.

        In appraising the surface and improvements the appraisers shall determine the value of the property and improvements for non-mining purposes on the date of CAI's notice of its election to purchase. The appraisers shall not consider any increase or decrease in value which may result from existing or proposed exploration, mining, and related activities on or in the vicinity of the Property.

3. All real estate and personal property taxes shall be prorated as of the time of closing. Transfer taxes, excise taxes and recording fees shall be paid by MCM. The cost of the title insurance or abstract of title shall be paid by MCM. Each party shall be responsible for their own legal fees.

4. MCM shall, through an escrow agent, upon the full payment of the price specified above, convey the Property purchased to CAI by Warranty Deed, free and clear of all liens and encumbrances and reservations, except those approved by CAI. Such payment and conveyance shall be completed within one hundred twenty (120) days after the exercise of the option.

5. MCM shall obtain, at least thirty (30) days prior to the date of closing, title insurance or a complete abstract of title currently continued by a recognized abstract or title company showing MCM's title to the Property to be marketable and as called for in this Section. CAI shall notify MCM of any valid objection to the title within fifteen (15) days after receipt of said abstract or title insurance.

6. Following CAI's purchase of the Property, CAI shall own all right, title and interest in and to the purchased portion of the Property, and all rights and interest of the parties under this Mining Agreement with respect to the purchased portion of the Property shall terminate, except for the Production Royalty, as provided for in Section 7.

                                   EXHIBIT "C"
                       DETERMINATION OF FAIR MARKET VALUE
                      FOR DAMAGE COMPENSATION OR EASEMENTS
                         FOR THE BENEFIT OF OTHER LANDS

This Exhibit "C" is hereby attached to and made a part of that certain Mining Lease with Purchase Option dated effective September 1, 1997, by and between Metaline Contact Mines, Metaline Contact Mines LLC and Cominco American Incorporated. The determination of Fair Market Value for damage compensation or easements for the benefit of other lands referred to in Sections 10.5 and 17.2 respectively, of the Mining Lease with Purchase Option shall consist of the following:

Should CAI be required to pay to MCM the compensation prescribed by Section 10.5 or 17.2 of the Mining Lease with Purchase Option, the amount of such compensation shall be determined in the manner described below:

        Any buildings, structures, or timber on the Property shall be appraised, as well as any lands specifically subject to a proposed easement. CAI and MCM will each choose an appraiser. Each appraiser shall be a member of or accredited by the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers or a qualified forester (for timber). Each such individual shall appraise the buildings, structures, or timber separately. With regard to a proposed easement, each such individual shall appraise the lands specifically subject to the proposed easement and determine the diminution in value, if any, to these lands if the proposed easement were to be granted. If the two appraisals do not vary by more than ten percent (10%) of the highest appraisal, the Fair Market Value shall be deemed to be the average of the two appraisals. If the variance exceeds ten percent (10%), the two appraisers shall be directed to decide on a third appraiser of similar qualifications. The third appraiser shall then make an independent appraisal. The average of the three appraisals shall be deemed to be the Fair Market Value. The cost of all appraisals shall be borne by CAI


                                      C-1